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                                  Exhibit 10.1

                          [LETTERHEAD FOR RMG FOUNDRY]

                                December 4, 2000

Mr. Kevin McDermed
Atchison Casting Corporation
400 South Fourth Street
Atchison, Kansas 66002-0188

Kevin,

Enclosed please find a check for $105,000 which represents RMG's payment in full to Atchison Casting Corporation for the management agreement dated February 2000. This payment shall constitute the buyout and termination of the Management Agreement between Atchison Casting Corporation and Dunton Foundries, LLC.

The Atchison Indiana, LLC name and its association with RMG Foundry has caused much confusion among present and potential customers. We feel that by promoting ourselves as an independent foundry, we will lessen some of that customer confusion and be able to serve them more effectively. In addition, RMG has assembled an experienced management team that we feel is fully capable of managing the business.

It has been our pleasure in working with Atchison the past several months, and I would like to thank you for all of your help setting up beginning balance sheets, procuring insurance, and all of the other things required to move away from Rockwell and become a self-standing business.

                                        Sincerely


                                        /s/ Rex E. Norris
                                        Rex E. Norris
                                        V.P. Finance

Enclosure
cc: Hugh Aiken
    Tom Armstrong
    David Colburn
    Tom Jones